                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                   FORM S-3/A


                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                              METALCLAD CORPORATION
             (Exact name of registrant as specified in its charter)

              Delaware                                  95-2368719
     (State or other jurisdiction of                   (I.R.S. Employer
      incorporation or organization)                  Identification No.)

         2 Corporate Plaza, Suite 125, Newport Beach, California  92660
                                 (949) 719-1234
                  (Address and telephone number of Registrant s
                          principal executive offices)

                    Grant S. Kesler, Chief Executive Officer
                              METALCLAD CORPORATION
                          2 Corporate Plaza, Suite 125
                        Newport Beach, California  92660
                                 (949) 719-1234
             (Name, address, and phone number of agent for service)

                                   Copies to:
                             Bruce H. Haglund, Esq.
                            Gibson, Haglund & Paulsen
                             2 Park Plaza, Suite 450
                            Irvine, California  92614
                                 (949) 752-1100

   Approximate Date of Commencement of Proposed Sale to the Public:
   As soon as practicable after the Registration Statement becomes effective.

   If the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X]





                         CALCULATION OF REGISTRATION FEE

    Title of Each Class of                  Amount              Proposed           Proposed Maximum           Amount of
       Securities To Be Registered          to be          Maximum Offering            Aggregate            Registration
                                         Registered(1)     Price Per Unit(2)       Offering Price(2)            Fee(3)
    -----------------------------------------------------------------------------------------------------------------------
    Common Stock                           2,050,000             $1.25               $2,562,500.00              $868.64
    =======================================================================================================================

    (1) Includes: (i) shares of Common Stock reserved for issuance upon the conversion of 7%
   Convertible  Debentures Due July 1, 2001 issued by the Company  (the  Debentures ); (ii)
   shares of Common Stock that have been  issued or are reserved for issuance on the exercise of Common Stock  Purchase Warrants to be issued in connection with the issuance of the  Debentures (the  Debenture Warrants ).  Estimated solely for the purpose of calculating the registration fee.

   (2)  The amount included herein represents the registration of 2,050,000 shares at $1.25 per share.

   (3)  Calculated based on a price of $1.25 per share.

   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.
   /TABLE

                              METALCLAD CORPORATION

   Cross-Reference Sheet Showing Location in Prospectus of Information required by items of the Registration Statement on Form S-3.

   Registration Statement
   Items and Headings                    Captions in Prospectus

   1.  Forepart of the Registration      Facing Page; Cross-Reference Sheet;
       Statement and Outside Front       Cover Page of Prospectus
       Cover Page of Prospectus

   2.  Inside Front and Outside Back     Inside Front Cover Page of
       Cover Pages of Prospectus         Prospectus; Available Information

   3.  Summary Information, Risk         Cover Page of Prospectus; Risk
       Factors and Ratio of Earnings     Factors, Incorporation of Certain
       to Fixed Charges                  Documents by Reference; Table of
                                         Contents

   4.  Use of Proceeds                   Cover Page of Prospectus; Use of
                                         Proceeds

   5.  Determination of Offering Price   Cover Page of Prospectus

   6.  Dilution                          Risk Factors

   7.  Selling Security Holders          Selling Shareholders and Plan of
                                         Distribution

   8.  Plan of Distribution              Cover Page of Prospectus; Selling
                                         Shareholders and Plan of
                                         Distribution

   9.  Description of Securities to      Incorporation of Certain Documents
       be Registered                     by Reference

   10. Interest of Named Experts         Experts; Legal Opinion
       and Counsel

   11. Material Changes                  Incorporation of Certain Documents
                                         by Reference

   12. Incorporation of Certain          Incorporation of Certain Documents
       Information by Reference          by Reference

   13. Disclosure of Commission          Indemnification of Officers and on
       Position on Indemnification       Directors
       for Securities Act Liabilities
   /TABLE

        Information contained herein is subject to completion or amendment.
   A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an order to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  SUBJECT TO COMPLETION, DATED __________, 1999

                                3,450,000 Shares

                              METALCLAD CORPORATION

                                  Common Stock

        This Prospectus relates to the sale of up to approximately 3,450,000 shares of common stock, par value $.10 per share (the common stock is generally referred to hereafter as the Common Stock ), of Metalclad Corporation ( us or we ) offered for the account of one of our stockholders (the Selling Stockholder ). These 3.450,000 shares of Common Stock (the Shares ) include (I) shares of Common Stock that have been issued or are reserved for issuance upon the conversion of 7%
   Convertible  Debentures Due July 1, 2001 issued by us (the   Debentures ),
   based on the trading prices of the Common Stock prior to April 30, 1999; and (ii) 50,000 shares of Common Stock that are reserved for issuance on the exercise of Common Stock Purchase Warrants at an exercise price of $.48 per share (the Warrants ) issued in connection with the Debentures. The actual number of shares of Common Stock issued or issuable upon conversion of the Debentures is subject to adjustment based on the market price of the Common Stock on the conversion date. The conversion price is the lesser of $1.25 or the market price of the Common Stock less 25% on the date of conversion. Therefore, the conversion price could be materially less or more than the above-estimated amount, depending upon factors that cannot be predicted by us at this time, including, among others, the future market price of the Common Stock. See Risk Factors-Shares Available for Future Sale.

        The Shares may be offered by the Selling Stockholder from time to time in transactions (which may include block transactions) on the Nasdaq SmallCap Market, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Stockholder may effect such transactions by selling the Shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

        We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholder other than the exercise price of the Warrants





   upon exercise. If all of the Warrants are exercised, the proceeds to us will be $24,000, less the expenses of this offering. We have agreed to bear all expenses of registration of the Shares, but all selling and other expenses incurred by the Selling Stockholder will be borne by the Selling Stockholder. See Use of Proceeds and Selling Stockholder and Plan of Distribution.

        The Selling Stockholder and any broker-dealers or agents that participate with the Selling Stockholder in the distribution of the Shares may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the Securities Act ), and any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See Selling Stockholder and Plan of Distribution.

   THE SHARES OF COMMON STOCK OFFERED HEREBY ARE SUBJECT TO VARIOUS RISKS. SEE RISK FACTORS ON PAGE 2 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT
                IN THE SHARES OFFERED HEREBY AND IN THE COMPANY.

        On April 28, 1999 the closing bid quotation of our Common Stock, as reported on the Nasdaq SmallCap Market, was $0.34 per share. That price represents interdealer quotations without adjustment for retail markup, markdown or commission, and does not necessarily represent actual transactions. The price of our Common Stock has volatile.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
          ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A  CRIMINAL OFFENSE.





                              AVAILABLE INFORMATION

        We have filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the Registration Statement ) under the Securities Act of 1933, as amended (the Securities Act ), with respect to the securities offered by this Prospectus. This Prospectus, filed as part of such Registration Statement, does not contain all of the information set forth in, or annexed as exhibits to, the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to us and this offering, we refer you to the Registration Statement and its exhibits. The Registration Statement may be inspected and copies may be obtained from the Public Reference Section at the Commission s principal office, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the New York Regional Office, 7 World Trade Center, New York, New York 10048, upon payment of the fees prescribed by the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete. Where the contract or other document has been filed as an exhibit to the Registration Statement, each statement referring to the contract or document is qualified in all respects by reference to the applicable document filed with the Commission.

        We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the Exchange Act ), and are required to file reports, proxy statements and other information with the Commission. Those reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; at its New York Regional Office, 7 World Trade Center, New York, New York 10048; and at its Pacific Regional Office, 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3648, and copies of such material can be obtained from the Commission s Public Reference Section at the prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed by us with the Commission are incorporated into this prospectus by reference:

        (a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed pursuant to Section 13 of the Exchange Act (the
    1998 Annual Report ).

        (b)  Our Proxy Statement dated April 30, 1999, filed pursuant to
   Section 14 of the Exchange Act.

        (c)  Our Registration of Securities on Form 8-A dated June 17, 1988.







        In addition, all reports and other documents filed by us under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of each such report or document.

        We will furnish without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information incorporated herein by reference. Requests should be addressed to our principal executive offices: Metalclad Corporation, 2 Corporate Plaza, Suite 125, Newport Beach, California 92660. Our telephone number is (714) 719-1234.

                                  RISK FACTORS

        An investment in the shares offered hereby is speculative in nature and involves a high degree of risk of loss. You should read the entire Prospectus and consider very carefully the following investment considerations, among others, before purchasing Shares.

   General Risks

        History of Losses. We have a December 31st fiscal year end and experienced a net loss of $4,610,000 during the 12-month period ended December 31, 1997 and a net loss of $4,778,000 for the 12 months ended December 31, 1998. While the losses related primarily to expenses associated with our development of the industrial and hazardous waste business in Mexico and our litigation under the NAFTA Treaty against the government of Mexico (the NAFTA Claim ), there can be no assurance that we will operate profitably in the future.

        Risk of Future Working Capital Deficits; Potential Inability to Obtain Financing Necessary to Pursue Business Strategy. The development of our Mexican business has resulted in a steady increase in our capital requirements. At December 31, 1998, we had a working capital deficit of $376,000. We will need to obtain additional capital to properly pursue our NAFTA Claim.

        Shares Available for Future Sale. A substantial number of outstanding shares of Common Stock, and shares of Common Stock issuable upon the conversion of outstanding indebtedness and the exercise of outstanding warrants and options, will become eligible for sale in the public market at prescribed times in the future. It is also expected that a significant number of shares of Common Stock, and securities convertible






   or exercisable to acquire Common Stock, will be issued in the future as we pursue our NAFTA Claim. Also, the number of shares into which the Debenture is convertible is determined by the lesser of $1.25 or the market price (the closing bid price of the Common Stock on the Nasdaq SmallCap Market) on the conversion date. Assuming that the Debenture is converted at $.25 per share, the market price of the Common Stock on the date of this Prospectus, the number of shares into which the Debenture is convertible is 3,450,000 shares. Sales of significant amounts of Common Stock in the public market following this and other potential offerings could adversely affect prevailing market prices for the Common Stock. See
    Price Range of Common Stock  in the 1998 Annual Report.

        The outstanding convertible debentures are convertible, at a floating rate that will depend on the market price of the Common Stock and, as a result, the lower the stock price at the time the Selling Stockholder converts, the more common shares the Selling Stockholder gets.

        To the extent the Selling Stockholder converts and the more dilution is suffered by the existing stockholders, its debentures, or exercise its warrants, and then sells its common stock, the Common Stock price may decrease due to the additional shares in the market. This could allow the Selling Stockholder to convert its Debentures into greater amounts of Common Stock, the sales of which could further depress the stock price.

        The significant downward pressure on the price of the Common Stock as the Selling Stockholder converts and the warrant holder exercises, and sell sells material amounts of Common Stock could encourage short sales by the Selling Stockholder or others. This could place further downward pressure on the price of the Common Stock.

        The conversion of the Debenture may result in substantial dilution to the interests of other holders of common stock, since the Selling Stockholder may ultimately convert and sell the full amount conversion.

        The following chart summarizes the total amount of shares currently issuable on conversion of outstanding debentures, exercise of warrants and exercise of options:

                                                        Underlying
                                                          Shares
                                                        ----------
          Zero Coupon Convertible Notes                  6,000,000
          10% Convertible Debentures                       280,000
          7% Convertible Debentures (this offering)      3,400,000
          Warrants exercisable at $.49 (this offering)      50,000
          Warrants exercisable at $.25-$2.25            24,352,072
          Options exercisable at $.56-$4.50              6,076,500
                                                        ----------
                   Total Potential Additional Shares    40,158,572
                                                        ==========






        Listing and Maintenance Criteria for Nasdaq Securities. Our Common Stock is quoted on the Nasdaq SmallCap Market. To maintain its listing on the Nasdaq SmallCap Market, we must continue, among other things, to have net tangible assets of $4,000,000, a market capitalization of $50,000, or net income of $500,000 for the most recently completed fiscal year or in two of the last three most recently completed fiscal years. Also, the minimum bid price of our Common Stock must be $1.00 or higher. On November 11, 1998, we were notified by Nasdaq that we failed to meet the $1.00 minimum bid price for continued listing on the Nasdaq SmallCap
   Market.    On April 8, 1999, Nasdaq identified another deficiency relating to the issuance of securities without the required stockholder approval under Nasdaq s Marketplace Rule 4310 (c) (25) (H). On April 22, 1999, we appeared before Nasdaq s Listing Qualification Panel to present our plans to comply with the deficiencies identified by Nasdaq. We have not yet heard whether our Common Stock will continue to be listed on the Nasdaq SmallCap Market. If Nasdaq does not approve continued listing, our Common Stock will likely be traded on the Over-the-Counter Bulletin Board. If our Common Stock fails to maintain Nasdaq SmallCap Market listing, the market value of the Common Stock likely would decline and purchasers in this Offering would likely find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock into which the Debentures are convertible. See the Financial Statements included in the 1998 Annual Report and the Price Range of Common Stock section of the 1998 Annual Report.

        Potential Impediments to Attempted Changes of Control. Our Certificate of Incorporation and Bylaws contain certain provisions which may delay or prevent a tender offer or non-negotiated takeover attempt that a stockholder may consider in such stockholder s best interest, including takeover attempts that might result in a premium over the market price for shares held by such stockholder. In addition, the severance provisions of employment agreements with senior management could impede an attempted change of control.

   Risks Associated with Insulation Business

        No Guaranty of Profitable Operations. Although we experienced income from insulation operations for the year ending December 31, 1998 of $395,000, there can be no assurance that our insulation business will operate profitably in the future. See Management s Discussion and Analysis of Financial Condition and Results of Operations and
    Consolidated Financial Statements  in the 1998 Annual Report.

        Competition in Existing Insulation Contracting Business. Competition in the industrial insulation contracting services and insulation material sales business is intense and is expected to remain intense in the foreseeable future. Competition in these areas involves a few national and regional companies which provide integrated services and many regional and local companies which provide insulation and specialty contracting services. Most of the national and regional competitors providing






   integrated services are well established and have substantially greater marketing, financial and technological resources than we have. The regional and local specialty contracting companies which compete with us either provide one service or they provide integrated services by subcontracting part of their services to other companies. See Business - Insulation Business - Competition in the 1998 Annual Report.

        Potential Liability and Insurance. Insulation contracting operations may expose our employees and others to potentially dangerous quantities of asbestos, a known carcinogen. Although we take precautions to minimize exposure of our workers and others to asbestos, there can be no assurance that we can avoid liability to persons who contract diseases that are related to asbestos exposure emanating from projects involving us. Consistent with industry trends, we have found it difficult to obtain adequate insurance coverage for liability related to asbestos exposure and has been forced to rely largely on the minimal protection afforded by workmen s compensation coverage for its employees. Our asbestos and general liability insurance policy, which provides coverage of $1,000,000 per occurrence and excess liability coverage up to $10,000,000, expires on September 1, 1999. In addition the Company maintains a Contractors Pollution Policy in the amount of $10,000,000 which also expires on September 1, 1999. There can be no assurance that all possible types of liabilities that may be incurred by us as a result of our activities are covered by our insurance or that the dollar amount of such liabilities will not exceed our policy limits. A partially or completely uninsured claim, if successful and of sufficient magnitude, could have a material adverse effect on our financial condition. See Business - Insulation Business - Legal Proceedings in the 1998 Annual Report.

        Government Regulation. We are subject to extensive, stringent and frequently changing regulation by federal, state and local governmental authorities regarding the asbestos abatement industry, including regulations by the United States Occupational Safety and Health Administration ( OSHA ) and the Environmental Protection Agency (the
    EPA ). In general, OSHA regulations provide maximum asbestos fiber exposure levels applicable to employees and the EPA regulations provide asbestos fiber emission control standards. In addition, a number of states have promulgated regulations requiring, among other things, notice of proposed asbestos abatement and disposal activities. Although we believe that we are substantially in compliance with all regulations relating to our operations, and currently have all material government permits, licenses, qualifications and approvals required for operations, there can be no assurance that we will be able to comply with any future regulations, maintain its existing licenses and permits in effect or obtain any future licenses, permits, qualifications or approvals which may
   be required for the operation of our business.   See  Business -
   Insulation Business - Government Regulation  in the 1998 Annual Report.

        Dependence Upon Joint Venture Revenues. We are a 49% partner in Curtom-Metalclad, a general partnership (the Partnership ), which






   qualifies as a minority business enterprise because of the ownership of 51% of the partnership by a person qualifying as a minority. The Partnership qualifies for preferential contract bidding for certain governmental and quasi-governmental (e.g. public utility) contracts. The Partnership submits bids for insulation contracting services and, if successful, subcontracts the work to us. In the event of a termination of the Partnership, our revenues and profitability would be adversely affected.

        Dependence on Significant Customers. Our industrial insulation services customers are predominantly public utilities, oil refiners, food processors, paper processors, manufacturers, and engineering and construction companies. Contracts with one customer accounted for more than 38% of our revenues during the fiscal year ended December 31, 1998. During the last two fiscal years our key customers included Texaco, Southern California Edison and ARCO. If any of these principal customers were to cease to be customers, our business would be materially adversely affected.

        Risk of Competitive Bidding. We obtain a significant number of our industrial insulation and industrial asbestos abatement service contracts through the competitive bidding process. Although we believe that our bids are competitively priced and anticipate that in the future our bids will continue to be competitively priced with bids submitted by others, there can be no assurance that a sufficient number of our bids will be accepted so that we may operate profitably. See Business - Insulation Business - Insulation Contracts in the 1998 Annual Report.

        Dependence Upon Key Personnel. The success of our insulation business is largely dependent on the personal efforts of David Duclett, the President of our insulation subsidiary. We have not entered into an employment agreement with Mr. Duclett and, although we have been advised that he has no present intentions to do so, he could leave us at any time. Furthermore, we have not obtained key man insurance on Mr. Duclett and do not currently intend to do so. Should Mr. Duclett cease to be affiliated with us for any reason before a qualified replacement is found, there could be a material adverse effect on our business and prospects. See Management in the 1998 Annual Report.

   Risks Associated With Mexican Business

        Disposition of Mexican Business; No assurance of profitable sale. During the fourth quarter 1998, the Company determined that its efforts at building its business in Mexico would not be allowed to succeed. The Company s investment in the El Confin landfill in the State of San Luis Potosi has resulted in an arbitration under the NAFTA treaty, its investment in Aguascalientes has been blocked just prior to the project s completion, and its other business has been impacted due to the loss of these projects and the synergy they would have provided. Consequently, the Company has determined that its Mexican businesses must be sold to






   minimize future losses and that any further investment in Mexico should be halted. The Company will retain its investment in El Confin, with the operations of ARI and El Llano and the development activities of ECONSA held for sale as discontinued operations. The Company is pursuing several parties interested in purchasing the businesses in Mexico but there is no assurance that the businesses can be profitably sold or sold at all.

        Risks in Ownership of Foreign Operations. So long as the Company has participation in the ownership of the Mexican subsidiaries the Company is exposed to the effects of potential economic, political, and labor developments, including political instability, nationalization of assets, local inflation, and currency fluctuations and restrictions. The application of Mexican environmental, tax, and labor laws to the operations of the Mexican subsidiaries will always have a direct effect on the revenues, if any, to the Company through its ownership of all Mexican subsidiaries. Any disruption of Mexican operations prior to sale would have a material adverse effect on the business of the Company.

        Competition. Although the management of the Company is not aware of any existing hazardous waste treatment facilities in Mexico comparable to the kinds of treatment facilities that the Company has for sale, the political climate there is such that the businesses of the Company can be adversely impacted even without significant competition.

        Dependence on Key Personnel. The success in the sale of the Mexican businesses will be largely dependent on the personal efforts of Grant S. Kesler, the President of the Company, Anthony C. Dabbene, the Chief Financial Officer of the Company, and Javier Guerra Cisneros, the Director General of Mexican Operations of the Company. Although the Company has entered into employment agreements with Messrs. Kesler, Dabbene, and Guerra and the Company has been advised that they have no present intentions to terminate their employment, any one of Messrs. Kesler, Dabbene, and Guerra could leave the Company at any time. Should any one of Messrs. Kesler, Dabbene, and Guerra cease to be affiliated with the Company for any reason before a qualified replacement is found, there could be a material adverse effect on the Company s businesses in Mexico and their potential sale. Moreover, the Company s NAFTA claim could be compromised if any of these key witnesses were to leave the Company and be unavailable as important witnesses. See Management in the 1998 Annual Report.


                              RECENT DEVELOPMENTS

        On July 30, 1998, we entered into the Securities Purchase Agreement for the sale of the Debentures and Warrants (the Agreement ). Pursuant to the Agreement, The Shaar Fund Ltd. (the Investor ) agreed under certain terms and conditions to invest up to $1.80 million in the Debentures, and we agreed, among other things, to issue to the Investor the Warrants. Pursuant to the Agreement we issued to the Investor on July






   30, 1998 $1.0 million in Debentures and agreed to issue the Warrants to purchase 50,000 shares of our Common Stock.

        The terms and conditions pursuant to the Debentures and Warrants are summarized as follows:

             *The interest rate on the Debentures is 7% per annum, payable in cash or in shares of our Common Stock.

             *Date of maturity is July 1, 2001.

             *The Debentures are convertible into the number of shares of our Common Stock equal to the principal amount and accrued and unpaid interest outstanding under the Debentures on the conversion date divided by the lesser of: (a) $1.25, or (b) the market price (the closing bid price on the Nasdaq SmallCap Market) times 75%. Up to 33% of the Debentures are convertible into Common Stock during the period from November 28, 1998 to December 27, 1998, up to 66% for the period from December 28, 1998 to January 26, 1999, and up to 100% after January 26, 1999. The Debenture must be converted into Common Stock by July 30, 2000.

             *At our option, we may redeem the Debentures at any time prior to conversion for an amount equal to the accrued and unpaid interest under the Debentures plus 117.5% of the outstanding principal under the Debentures for the period from November 28, 1998 to December 27, 1998, 121% for the period from December 28, 1998 to January 26, 1999, and 125% after January 26, 1999. In February 1999 the Company redeemed $150,000 worth of the principal amount of the debentures.

             *We are required to redeem the Debentures for an amount equal to the accrued and unpaid interest under the Debentures plus 125% of the outstanding principal under the Debentures in the event that the Company receives (i) an award relating to the pending arbitration involving its San Luis Potosi, Mexico facility of $1,500,000 or more, or (ii) additional equity investments (which redemption shall be limited to the amount of the equity investment if less than the amount required to fully redeem the Debentures), from investors other than certain identified potential investors.

             *Warrants to purchase 50,000 shares of our Common Stock were granted to the Investor on November 27, 1998. The Warrants expire on December 31, 2003 and provide for an exercise price of 110% of the average of the closing bid and ask price on the Nasdaq SmallCap Market on November 30, 1998.

        The Agreement also requires us to file with the Commission this registration statement to register the Common Stock issuable upon conversion of the Debentures and upon exercise of the Warrants to allow the Investor to resell such Common Stock to the public.







        The Company s NAFTA claim was filed in January 1997. Since then there has been one hearing, several rulings by the tribunal, and several filings by the respective parties. Mexico s last filing was made on May 3, 1999. There are no more permitted filings and the case is expected to proceed to a final hearing on August 30, 1999 before final determination by the tribunal. The final hearing and the pre-hearing conference scheduled for July 6, 1999 are both scheduled for Washington, DC.


                                    DILUTION

        As of December 31, 1998, our net tangible book value of was approximately $3,362,000 or approximately $.11 per share of Common Stock, based on 30,569,122 shares outstanding on that date. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of its Common Stock outstanding.

        The Shares being offered pursuant to this Prospectus are not presently outstanding. Assuming that the conversion of the Debentures had occurred on June 30, 1998 at a conversion price of $.25 per share and that all of the Warrants had been exercised at a price of $.25 per share so that an additional 3,450,000 shares were outstanding and that the net tangible book value increased by $874,000, our net tangible book value would have increased to $4,236,000 or approximately $.125 per share, based on 34,019,122 shares outstanding. Assuming a sales price of $.25 per share, purchasers of the Shares offered hereby will experience an immediate dilution of $.13 per share. The Selling Stockholder may sell the Shares offered hereby pursuant to trades effectuated through the Nasdaq Small Cap Market or pursuant to individually negotiated sales and underwriting agreements and thus dilution may vary. Dilution is determined by subtracting net tangible book value per share after the offering from the amount paid per share by new investors. The following table illustrates the per share dilution:


        Price per Share (1)...............................   $ .34
          Net tangible book value per share...............     .12

                                                              ----
        Dilution per Share to new shareholders............   $ .22
                                                              ====
   ---------------------
   (1) The computation above represents an assumed open market sales price of $.34 per share, the closing bid quotation of our Common Stock, as reported on the Nasdaq Small Cap Market on April 28, 1999.










                                 USE OF PROCEEDS

        If at any time Selling Stockholder exercises Warrants, we will receive the proceeds from such exercise. Assuming that all the Warrants are exercised at $.48 per share, we will realize $24,000. We will not otherwise receive any proceeds from the offering. Any proceeds received by us from this offering will be used as working capital.


                  SELLING STOCKHOLDER AND PLAN OF DISTRIBUTION

        An aggregate of 3,450,000 shares of our Common Stock is being offered pursuant to this Prospectus by the Selling Stockholder. The following table sets forth the name of the Selling Stockholder, the nature of any position or relationship between the Selling Stockholder (and any of its directors, officers, partners or affiliates) and us, the number of shares of Common Stock beneficially owned by the Selling Stockholder prior to the offering to be made by this Prospectus (assuming a Debenture conversion price of $.25 per share), the maximum number of shares to be offered hereby for its account, and the number and percentage of the outstanding shares of Common Stock to be beneficially owned by each Selling Shareholder after completion of this offering.


                                 Beneficial Ownership         Beneficial Ownership
                                    Before Offering               After Offering
                                ----------------------     --------------------------
                                 Number       Shares       Number      Percentage of
                                   of        Offered         of         Outstanding
                                Shares(1)     Hereby      Shares(2)   Common Stock(3)
                                ---------    -------      ---------   ---------------
   Name
   The Shaar Fund, Ltd.           -0-       3,450,000       -0-            -0-

   ---------------------
   (1)  For the purposes of this chart, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the effective date of this prospectus upon the exercise of warrants or options.  Each beneficial owner s percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the effective date of this prospectus, have been exercised.

   (2)  Based on 30,569,122 shares of Common Stock issued and outstanding on December 31,
   1998.

   (3)  Assuming all shares offered by Selling Stockholder are in fact sold.







        The Selling Stockholder may sell the Shares pursuant to trades effectuated through the Nasdaq Small Cap market or pursuant to individually negotiated sales and underwriting agreements. Brokerage commissions equal to or in excess of normal commissions may be paid by the Selling Stockholder. We have no knowledge of any existing selling arrangements relating to the Shares offered hereby between any securities dealer or broker and the Selling Stockholder. We will bear all expenses with respect to the registration of the Shares and the costs associated with preparing this Prospectus. The Selling Stockholder will bear the costs associated with the sale and distribution of the Shares.

                                     EXPERTS

        Our financial statements and schedules included in our 1998 Annual Report, incorporated by reference herein and elsewhere in this Prospectus have been incorporated by reference in this Prospectus in reliance on the reports of Moss Adams, LLP and Arthur Andersen LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of these firms as experts in accounting and auditing.

                                  LEGAL OPINION

        Gibson, Haglund & Paulsen, as our counsel, has rendered an opinion to us (a copy of which has been filed as an Exhibit to the Registration Statement of which this Prospectus is a part) to the effect that the shares of Common Stock offered hereby have been legally issued and are fully-paid and nonassessable. Bruce H. Haglund is Secretary and a member of our Board of Directors and beneficially owns approximately 0.5% of our outstanding Common Stock.

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

        Section 145 of the Delaware Corporation Law permits the indemnification of directors, officers, employees and agents of Delaware corporations in terms sufficiently broad to include indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the Act ). Our Restated Certificate of Incorporation provides that we shall indemnify our directors and officers to the fullest extent permitted by Delaware General Corporation Law. Insofar as indemnification for liabilities arising under the Act may be permitted to officer, directors, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. We have obtained a directors, officers, and company reimbursement insurance policy which expires in October 1999 with a limit of liability equal to $5,000,000 in the aggregate.









              -----------------


        No person has been authorized to give            ---------------
   any information or made any representations
   other than those contained in this Prospectus,
   and, if given or made, such information or
   representations must not be relied upon as
   having been authorized.  This Prospectus does
   not constitute an offer to sell or the
   solicitation of an offer to buy any securities        _________ SHARES
   other than the securities to which it relates
   or any offer to sell or the solicitation of
   any offer to buy such securities in any
   circumstances in which such offer or solici-
   tation is unlawful.  Neither the delivery of
   this Prospectus nor any sale made hereunder
   shall, under any circumstances, create any         METALCLAD CORPORATION
   implication that there has been no change in
   the affairs of the Company since the date
   hereof or that the information contained
   or incorporated by reference herein is
   correct as of any time subsequent to the
   date hereof.                                           COMMON STOCK


              -----------------


             TABLE OF CONTENTS                           ---------------

   Available Information....................  1
   Incorporation of Documents by Reference..  1
   Risk Factors.............................  2            PROSPECTUS
   Dilution.................................  7
   Use of Proceeds..........................  7
   Selling Stockholder and Plan of
      Distribution..........................  8          ---------------
   Experts.................................. 10
   Legal Opinion............................ 10          _________, 1999
   Indemnification of Officers and
      Directors............................. 10













                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


   Item 14.  Other Expenses of Issuance and Distribution

        We anticipate that the expenses incurred or to be incurred by us in connection with the preparation and filing of this Registration statement and the transactions contemplated hereby will be approximately as follows:

   Description                                               Amount

   Printing and duplication costs                           $   500
   Registration and  blue sky  filing fees and expenses     $ 2,500
   Transfer agent and registrar costs                       $   100
   Legal fees and expenses                                  $15,000
   Accounting fees and expenses                             $ 5,500
   Miscellaneous costs                                      $ 1,400
                                                            -------
                                                Total       $25,000
                                                            =======


   Item 15.  Indemnification of Directors and Officers

        The Restated Certificate of Incorporation of the Company makes provision for indemnification in terms sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the Act ). See Indemnification of Officers and Directors in the Prospectus forming part of this Registration Statement for a more detailed description of the Delaware General Law with respect to indemnification of officers and directors.

   Item 16.  Exhibits

        The following exhibits are filed herewith as part of this Registration statement:

        5.1 Opinion of Counsel to the Company, with respect to the legality of the shares.
        10.1 7% Convertible Debenture Due July 31, 2001 between the Company and The Shaar Fund Ltd. dated July 30, 1998.**
        10.2 Form of Warrant issuable by the Company to The Shaar Fund between the Company and The Shaar Fund Ltd. dated July 30, 1998.**
        10.3 Form of Warrant issuable by us to The Shaar Fund between us and The Shaar Fund Ltd. Dated July 30, 1998.**
        10.4 Escrow Agreement between us and The Shaar Fund Ltd. Dated July 30, 1998.**






        10.5 Registration Rights Agreement between us and The Shaar Fund Ltd. Dated July 30, 1998.*
        24.1 Consent of Counsel (included in the Opinion of Counsel filed as Exhibit 5.1).*
        24.2  Consent of Arthur Andersen LLP.
        24.3  Consent of Moss Adams LLP

   *To be filed later.
   **Previously filed.


   Item 17.  Undertakings

        (a)  The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                        Provided, however, that Paragraphs (a)(1)(I) and
   (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.







        (b) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant s annual report pursuant to Section 13(a) or
   Section 15(d) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

         (e) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or precedent) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

















                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on May 6, 1999.

                                       METALCLAD CORPORATION


                                       By:  /s/Grant S. Kesler
                                            Grant S. Kesler
                                            Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

   Signatures                       Title                         Date



   /s/Grant S. Kesler     Chief Executive Officer and          May 6, 1999
   ---------------------    Director
   Grant S. Kesler


   /s/Anthony C. Dabbene  Chairman, Chief Financial Officer    May 6, 1999
   ---------------------    (Principal Accounting Officer)
   Anthony C. Dabbene


   /s/Bruce H. Haglund    Director                             May 6, 1999
   ---------------------
   Bruce H. Haglund


   ---------------------
   Raymond J. Pacini      Director


   ---------------------
   J. Thomas Talbot      Director